Exhibit 99.1

SRA Announces Financial Results for First

Quarter of Fiscal Year 2008

•	Revenue up 20% year over year to $364 million
•	Operating income up 31% to $29.9 million
•	Diluted EPS up $0.05 to $0.31
•	$829 million of contract awards

FAIRFAX, Va. – November 7, 2007 – SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to federal government organizations, today announced operating results for the first quarter of fiscal year 2008, which ended September 30, 2007.

Revenue for the quarter was $364.1 million, up 20% from $304.0 million in the September 2006 quarter. Operating income for the quarter was $29.9 million, for an operating margin of 8.2%. Net income was $18.5 million, for a net margin of 5.1%. Diluted earnings per share for the quarter were $0.31, up $0.05 year over year.

These first quarter financial results include the effect of the Constella Group acquisition as of August 9, 2007. Constella contributed about $30 million of revenue and was accretive to earnings per share.

SRA President and CEO Stan Sloane said, “We’re pleased to see solid returns on our marketing and sales investments. Despite the challenging market conditions, we’ve bolstered our backlog with a number of valuable wins, and we’ve continued to devote more resources to the next wave of bid opportunities.”

CFO and Executive Vice President for Operations Stephen Hughes added, “One of the tenets of our strategic plan is to drive G&A cost efficiencies to increase our investment in business and employee development and to expand margins, and we were highly successful on those fronts in the quarter. Cash flows were also strong as we held Days Sales Outstanding to 69 days, equaling our best figure to date.”

New Business Awards

The Company won new business in the first quarter with potential value of $829 million, if all options are exercised. As of September 30, 2007, the Company’s backlog of signed business orders was $4.0 billion, an increase of 10% year over year. Constella’s contract backlog is included in that total.

Major highlights of recent competitive contract awards include:

•

U.S. Navy, Space and Naval Warfare Systems Command (SPAWAR).    The Navy awarded SRA a five-year, $80 million task order to provide program and acquisition management support to its Networks, Information Assurance and Enterprise Services Program Office in San Diego.

•	Department of Justice. SRA won a three-year, $59 million task order to continue implementing an enterprise-wide infrastructure architecture for the Justice Department.

SRA Proprietary	1

Services include systems engineering, network management, software development and information assurance.

•

Small Business Administration (SBA), Disaster Credit Management System (DCMS).    SRA was awarded a four-year, $30 million task order to host the DCMS, a Web-enabled loan processing system that the Company has had a separate contract to operate and maintain since 2002. This new task order involves program management and managed network, security, storage and disaster recovery services for the system.

•

Department of Homeland Security (DHS), Sector Specific Agency Executive Management Office (SSA EMO).    DHS awarded SRA a five-year, $25 million task order to provide programmatic and technical support to the SSA EMO, which coordinates national infrastructure protection programs.

•	U.S. Central Command (USCENTCOM), Joint Intelligence Operations Center. SRA won a 3.5-year, $22 million task order to provide intelligence planning and analysis support to USCENTCOM.

SRA was also awarded several multiple-award, indefinite delivery, indefinite quantity (ID/IQ) contracts in the September quarter. ID/IQ wins are not included in the Company’s quarterly bookings figure, but they provide a solid foundation for future growth. The largest ID/IQ that the Company won in the September quarter was Alliant, a General Services Administration contract vehicle with a $50 billion ceiling value over 10 years. The contract is currently under protest.

Forward Guidance

SRA is providing forward guidance for the second quarter and fiscal year 2008. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance in this table does not include any effect for acquisitions SRA might make in the future.

Measure	Quarter Ending December 31, 2007	Fiscal Year Ending June 30, 2008
Revenue (in millions)	$370-$380	$1,500-$1,560
Diluted EPS	At least $0.28	$1.20-$1.26
Diluted Share Equivalents (in millions)	59.6	59.8

Conference Call

SRA senior management will hold a conference call to discuss these operating results and forward guidance today at 5:00 PM Eastern. Interested parties may listen to the conference call by dialing (888) 287-9905 (U.S./Canada) or (706) 643-7540 (Other) with passcode 19411259. The conference call will be Webcast simultaneously through a link on the SRA Web site (www.sra.com). A replay of the conference call will be available approximately two hours after the conclusion of the call through November 21, 2007 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (Other) and entering passcode 19411259.

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About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for eight consecutive years. The Company’s 6,300 employees serve clients from its headquarters in Fairfax, Virginia, and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including guidance about future financial results and statements about the estimated value of contracts and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business; our ability to attract and retain skilled employees; any reductions in or reallocations of the U.S. defense budget or the budgets for civil government agencies; the market price of the company’s stock prevailing from time to time; the nature of other investment opportunities presented to the company from time to time; the company’s cash flows from operations; and other factors discussed in our latest quarterly report on Form 10-K filed with the Securities and Exchange Commission on August 16, 2007. In addition, the forward-looking statements included in this press release represent our views as of November 7, 2007. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to November 7, 2007.

Contacts

David Keffer	Stephen Hughes
Vice President, Investor Relations	CFO and Executive VP, Operations
SRA International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 502-7732
david_keffer@sra.com	steve_hughes@sra.com

SRA Proprietary	3

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	30-Sep-07	30-Sep-06
Revenue	$364,127	$304,034

Operating costs and expenses:
Cost of services	274,969	228,059
Selling, general and administrative	53,118	48,404
Depreciation and amortization	6,167	4,740

Total operating costs and expenses	334,254	281,203

Operating income	29,873	22,831
Interest expense	(853)	(10)
Interest income	1,599	1,853

Income before taxes	30,619	24,674
Provision for income taxes	12,160	9,553

Net income	$18,459	$15,121

Earnings per share:
Basic	$0.32	$0.27

Diluted	$0.31	$0.26

Weighted-average shares:
Basic	57,287,034	55,981,631

Diluted	59,152,948	57,964,502

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	9/30/07	6/30/07
Current assets:
Cash and cash equivalents	$103,070	$212,034
Restricted funds	855	—
Short-term investments	85	85
Accounts receivable, net	321,819	262,409
Prepaid expenses and other	27,538	26,285
Deferred income taxes, current	11,174	5,860

Total current assets	464,541	506,673

Property and equipment, net	41,385	36,685

Other assets:
Goodwill	387,484	256,530
Identified intangibles, net	44,372	30,849
Deferred income taxes, noncurrent	6,947	8,163
Deferred compensation trust	8,588	8,784
Other assets	10,714	—

Total other assets	458,105	304,326

Total assets	$964,031	$847,684

Current liabilities:
Accounts payable and accrued expenses	$135,485	$110,897
Accrued payroll and employee benefits	81,447	81,711
Billings in excess of revenue recognized	17,993	16,980

Total current liabilities	234,925	209,588

Long-term liabilities:
Long-term debt	50,000	—
Other long-term liabilities	25,641	12,641

Total long-term liabilities	75,641	12,641

Total liabilities	310,566	222,229

Stockholders' equity	653,465	625,455

Total liabilities and stockholders' equity	$964,031	$847,684

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended
	9/30/07	9/30/06
Cash flows from operating activities:
Net income	$18,459	$15,121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,167	4,740
Stock-based compensation	2,183	3,275
Deferred income taxes	(4,098)	(550)
Working capital changes, net of the effect of acquisitions	(1,203)	22,135

Net cash provided by operating activities	21,508	44,721

Cash flows from investing activities:
Capital expenditures	(1,794)	(3,652)
Sales and maturities of investments	—	4,922
Acquisition of Constella Group, LLC, net of cash acquired	(185,812)	—

Net cash (used in) provided by investing activities	(187,606)	1,270

Cash flows from financing activities:
Issuance of common stock	6,134	1,689
Tax benefits of stock option exercises	1,462	895
Borrowings (repayments) under credit facility, net of associated financing costs	49,676	—
Purchase of treasury stock	(138)	—

Net cash provided by financing activities	57,134	2,584

Net (decrease) increase in cash and cash equivalents	(108,964)	48,575
Cash and cash equivalents, beginning of period	212,034	173,564

Cash and cash equivalents, end of period	$103,070	$222,139

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$400	$10

Income taxes	$7,989	$7,221

Cash received during the period:
Interest	$1,769	$1,616

Income taxes	$84	$314

Reconciliation Between Total Revenue Growth and Organic Revenue Growth (Unaudited)

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company's existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	9/30/07	9/30/06	% Increase
Total Revenue, as reported	$364,127	$304,034	19.8%

Plus: Revenue from acquired companies for the comparable prior year period	—	40,826

Organic Revenue	$364,127	$344,860	5.6%